EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Beasley Broadcast Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-115930, No. 333-40806, and 333-145455) on Form S-8 of Beasley Broadcast Group, Inc. of our report dated March 6, 2006, with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the period ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10-K of Beasley Broadcast Group, Inc.

/s/ KPMG LLP

March 11, 2008

Tampa, Florida

Certified Public Accountants